Exhibit 10.13

BJ SERVICES, LLC

CLASS A UNIT INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to provide economic incentives to selected employees and other service providers of the Company Group, in order to align their interests with equity holders of the Company and to exert maximum efforts for the success of the Company Group.

2. Definitions. Capitalized terms used in this Plan but not expressly defined in this Plan shall have the respective meanings ascribed to such terms in the LLC Agreement. The following terms shall have the meanings set forth below:

“Award” means the Class A Units granted to a Participant as specified in the applicable Award Letter.

“Award Letter” means an Award Letter awarding a Participant with Class A Units.

“Cause” means, with respect to any Participant, in the absence of an employment or other service agreement between a Participant and the Employer otherwise defining Cause, (i) Participant’s act(s) of gross negligence or willful misconduct in the course of Participant’s employment or services to the Company Group, (ii) willful failure or refusal by Participant to perform in any material respect Participant’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Participant of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Participant, or at Participant’s direction, (v) Participant’s commission of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud, (vi) Participant’s breach of any non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to any member of the Company Group by which the Participant may be bound, (vii) any damage of a material nature to the business or property of any member of the Company Group caused by the Participant’s willful or grossly negligent conduct, (viii) deliberate misconduct which is reasonably likely to be materially damaging to any member of the Company Group or (ix) Participant’s material breach of this Plan or the LLC Agreement. In the event that there is an employment or other service agreement between such Participant and the Employer defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Employer for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such agreement are complied with.

“Committee” means a committee appointed to administer the Plan in accordance with Section 10(d), if any.

“Company” means BJ Services, LLC, a Delaware limited liability company.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Deemed Liquidation Event” shall have the meaning set forth in the LLC Agreement but shall not include an IPO.

“Duties” means the duties, responsibilities and obligations of a Participant in connection with such Participant’s employment or service with the Employer.

“Effective Date” means December 30, 2016.

“Employer” means, with respect to any Participant, the member of the Company Group that such Participant is principally employed by (or, if such Participant is a non-employee service provider, principally providing services to).

“Good Reason” means, with respect to any Participant, in the absence of an employment or other service agreement between a Participant and the Employer otherwise defining Good Reason, without such Participant’s consent, (i) a material and ongoing diminution in such Participant’s Duties or (ii) the relocation of such Participant’s primary office location to a location that is more than 75 miles from the Participant’s then-current primary office location; provided, that none of the foregoing events shall constitute Good Reason unless the Employer fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason, which written notice shall give reasonable specificity in the nature of the circumstances determined by the Participant in good faith to constitute Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the occurrence of such event, unless Participant has given the Employer and the Company written notice thereof prior to such date. In the event that there is an employment or other service agreement between such Participant and the Employer defining Good Reason, “Good Reason” shall have the meaning provided in such agreement, and a Termination by the Participant with Good Reason hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such agreement are complied with.

“Grant Date” has the meaning set forth in the applicable Award Letter.

“Interests” means the Class A Units granted to a Participant in the applicable Award Letter.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date, as the same may be modified, amended, restated or amended and restated from time to time.

“Participant” means an employee or non-employee service provider of the Employer to whom Class A Units are granted pursuant to the Plan.

“Permanent Disability” means, with respect to any Participant, in the absence of an employment or other service agreement between a Participant and the Employer otherwise defining Permanent Disability, any physical or mental disability or infirmity of Participant that prevents, or, in the good faith determination of the Company, would be reasonably likely to prevent, the performance of Participant’s duties for a period of (i) 90 consecutive days or (ii) 120 non-consecutive days during any 12 month period.

“Plan” means this Class A Unit Incentive Plan of the Company, as it may be amended or supplemented from time to time.

“Termination” means, as to any Participant, the termination of such Participant’s employment or service, as applicable, with the Employer for any reason.

“Vesting Commencement Date” has the meaning set forth in the applicable Award Letter.

3. Class A Units Available Under the Plan. The total number of Class A Units that may be granted pursuant to Awards under this Plan is 5,000,000. If, after the Effective Date, any Class A Unit or other class of equity granted hereunder is forfeited, or if any Class A Unit or other class of equity granted hereunder has expired, terminated or been cancelled for any reason whatsoever, and, in either such case, a Participant has received no benefits of ownership with respect to such forfeited, expired, terminated or cancelled Class A Unit or other class of equity, then such Class A Unit or other class of equity shall again be available for Awards and shall again be available to be awarded hereunder.

4. Vesting.

(a) Generally. A Participant’s Class A Units granted under the Plan will vest in accordance with the Participant’s Award Letter, subject to this Section 4. Unless otherwise set forth in a Participant’s Award Letter, seventy-five percent (75%) of the Class A Units granted to Participant will be considered time-vested units (“TVUs”), and twenty-five percent (25%) of the Class A Units granted to Participant will be change of control vested units (“CCVUs”).

(b) Vesting Upon Deemed Liquidation Event Prior to an IPO. Upon the occurrence of a Deemed Liquidation Event, all of a Participant’s TVUs shall vest and become Vested Class A Units. Subject to Section 4(d) and the last sentence of Section 4(c), a Participant’s CCVUs shall vest and become Vested Class A Units six months after the consummation of such Deemed Liquidation Event.

(c) Vesting Upon and Following an IPO. Upon the occurrence of an IPO, one-half of a Participant’s CCVUs shall vest and become Vested Class A Units. Subject to Section 4(d), upon the occurrence of a Deemed Liquidation Event following an IPO, a Participant’s remaining unvested CCVUs shall vest and become Vested Class A Units twelve months after the consummation of such Deemed Liquidation Event.

(d) Vesting Upon Termination.

(i) Any Class A Units that have not become Vested Class A Units prior to or in connection with a Participant’s Termination for any reason shall be forfeited upon such Termination, and such terminated Participant shall have no further rights with respect thereto. In addition, if a Participant’s Termination is for Cause, all Vested Class A Units shall also be forfeited and such terminated Participant shall have no further rights with respect thereto.

(ii) Following any Termination, Vested Class A Units not otherwise forfeited pursuant to subsection (i) above shall continue to be subject to the terms of the LLC Agreement, including for the avoidance of doubt, the repurchase rights set forth in Section 3.08 of the LLC Agreement.

5. Treatment of Class A Units; Tax Election. It is intended that all Class A Units granted in accordance with this Plan are to be treated as “profits interests” for United States federal income tax purposes. Each Participant agrees, in connection with the grant of any Class A Units, to file a timely election (and provide the Company with a copy of such election) in accordance with the provisions of Section 83(b) of the Code with respect to such Class A Units.

6. Class A Unit Award Provisions. Subject to the provisions of this Plan and the LLC Agreement, the Board shall have the sole and complete authority to determine the Participants to whom Class A Units shall be granted, the number of Class A Units to be covered by each Award and the conditions and restrictions applicable to the Award. Subject to the foregoing, the terms and conditions of Awards may change from time to time, and the terms and conditions of separate Awards need not be identical.

7. No Employment Rights. Neither this Plan nor any Award shall confer upon any Participant any right with respect to continuing the Participant’s employment with the Employer, nor shall it interfere in any way with the right to terminate such relationship at any time, with or without Cause, and with or without notice.

8. No Rights to Awards. No Person shall have any claim to receive any Award under the Plan. There is no obligation for uniformity of treatment of Participants regarding the number of Class A Units awarded or the manner in which Awards are made. The terms and conditions of Awards made under the Plan need not be the same with respect to each Participant.

9. Withholding Obligations. Payments made under the Plan shall be conditional upon the satisfaction by the Participant of any federal, state or local withholding or other taxes required to be paid by the Employer or any member of the Company Group on account of such payments, and, in this regard, the Company may (a) require that a Participant pay to the Employer or another member of the Company Group an amount sufficient to satisfy such withholding or other taxes, (b) withhold such amount from any remuneration, distributions or other amounts payable to the Participant or (c) enter into any arrangements suitable to the Employer or another member of the Company Group, for the receipt of such amount.

10. Administration of the Plan.

(a) Authority of the Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 10(d).

(b) Powers of the Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of this Plan and the LLC Agreement:

(i) To determine from time to time which of the employees and service providers of the Company Group shall be granted Class A Units; when and how each Class A Unit shall be granted, as applicable; the vesting conditions and other provisions of each Class A Unit granted (which need not be identical), including the time or times when a person shall be permitted to purchase or receive, as applicable, Class A Units pursuant to an Award; and the number of Class A Units with respect to which an Award shall be granted to each such person.

(ii) To designate those members of the Company Group whose officers, directors, employees or consultants may participate in the Plan.

(iii) To construe and interpret the Plan and Awards granted under the Plan and to establish, amend and revoke rules and regulations for its administration.

(iv) To establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan in accordance with its terms or waive any vesting or forfeiture conditions applicable to any Award.

(v) The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(vi) Generally, to exercise such powers and to perform any acts as the Board deems necessary or expedient to promote the best interests of the Company Group, which are not in conflict with the provisions of the Plan or the LLC Agreement.

(c) No Liability. Neither the Board nor any officer, director or employee of any member of the Company Group shall be liable for any action or determination made in good faith with respect to the Plan or any Award made under the Plan.

(d) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one or more individuals or entities designated by the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated by the Board. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, to the extent delegated to the Committee by the Board, all powers theretofore possessed by the Board hereunder, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan.

(e) Effect of the Board’s Decision. The Plan and all determinations, interpretations and constructions of the Plan made by the Board in its reasonable good faith determination or discretion shall not, absent manifest error, be subject to review by any Person and shall be final, binding and conclusive on all Persons, including all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11. Amendment or Termination of the Plan. Subject to the provisions of this Plan and the LLC Agreement, the Board may amend, suspend or terminate the Plan at any time. No Class A Units may be granted under the Plan after it is terminated. The amendment, suspension or termination of the Plan shall not materially impair the rights and obligations under any Award granted while the Plan is in effect without the consent of either the affected Participant or the consent of Participants holding a majority of the Class A Units then outstanding under the Plan.

12. Conflict Between or Among the Plan, the LLC Agreement, the Award and/or the Related Agreements. The Plan, the Awards and the Award Letters are subject to the LLC Agreement, the terms and provisions of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and therein, the LLC Agreement shall govern and prevail. In the event of a conflict between any term or provision contained herein and in any other agreement (other than the LLC Agreement), this Plan shall govern and prevail.

13. Miscellaneous.

(a) Legal Compliance. Class A Units granted hereunder shall not be issued unless the issuance and delivery of such Class A Units shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company to be necessary to the lawful issuance and sale of any Class A Units hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Class A Units as to which such requisite authority shall not have been obtained.

(b) Investment Representations. As a condition to the receipt of a Class A Unit, the Company may require the Participant (or any Employee Permitted Transferee) to represent and warrant at the time of any such exercise that the Class A Units are being acquired only for investment and without any present intention to sell or distribute such Class A Units if, on the advice of counsel for the Company, such a representation is required.

(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent any member of the Company Group from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the award of Class A Units, securities and other types of awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Severability. If any provision of this Plan is deemed invalid, illegal, or unenforceable, such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid, legal and enforceable; if such provision cannot be amended as provided above, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

(e) Notice. Any notice must be in writing and provided in accordance with the applicable Award. Any notice or communication required or permitted to be given under this Plan shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) faxed or emailed to the recipient or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).

If to the Company, to:

c/o CSL Capital Management, LLC
1000 Louisiana, Suite 3850
Houston, Texas 77002
Attention:	Kent Jamison
Facsimile No.:	281-946-8967
E-mail:	kent@cslenergy.com

and a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP
600 Travis, Suite 3300
Houston, Texas 77002
Attention:	Andrew Calder, P.C.
Rhett Van Syoc
Facsimile No.:	713-835-3621
E-mail:	andrew.calder@kirkland.com
rhett.vansyoc@kirkland.com

and

WSEP Bromius II, LLC
c/o Goldman, Sachs & Co
200 West Street
New York, NY 10282-2198
Attention:	Scott Lebovitz
Charlie Gaillot
Facsimile:	212-357-5505
E-mail:	Charlie.Gailliot@gs.com
Scott.Lebovitz@gs.com

and a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Robert C. Schwenkel, Esq.
Mark H. Lucas, Esq.
Facsimile:	212-859-4000
E-mail:	Robert.Schwenkel@friedfrank.com
Mark.Lucas@friedfrank.com

If to Participant, to the address specified in the Award Letter.

(f) Terms and Conditions. The additional terms and conditions (the “Terms and Conditions”) set forth on Annex A hereto are incorporated herein by reference.

14. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

15. Effectiveness of the Plan. The Plan shall be effective as of the Effective Date.

*    *    *    *

ANNEX A

TERMS AND CONDITIONS

1. Grant of Interests.

(a) Closing Conditions. Notwithstanding anything in the Plan or these Terms and Conditions to the contrary, the Company shall be under no obligation to issue to Participant any Interests unless (i) Participant is providing services to the Company or one of its Affiliates or Subsidiaries as an officer, director, service provider or employee of, or consultant to, the Employer on the Grant Date, (ii) the representations of Participant contained in Sections 2 and 3 hereof are true and correct as of the Grant Date and (iii) Participant is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Participant on or prior to the Grant Date.

(b) Section 83(b) Election. Within 30 days after the Grant Date, Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Code and the regulations promulgated thereunder. Participant shall timely file (within 30 days of the Grant Date via certified mail, return receipt requested) such election with the Internal Revenue Service, and shall thereafter certify to the Company that Participant has made such timely filing.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S OR ITS SUBSIDIARIES’ OR AFFILIATES’ OR THEIR RESPECTIVE REPRESENTATIVES’ RESPONSIBILITY TO TIMELY FILE THE ELECTION UNDER CODE SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY, ITS SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

(c) Interests Subject to Plan and LLC Agreement. By accepting the Award, Participant agrees and acknowledges that Participant has received and read a copy of the Plan and the LLC Agreement. In addition to the terms and conditions set forth herein, the Interests are subject to the terms and conditions set forth in the Plan and the LLC Agreement. The terms and provisions of the Plan and the LLC Agreement as they may be amended from time to time are hereby incorporated by reference.

(d) LLC Agreement. As a condition of the grant of Interests to Participant, to the extent that Participant is not already a party to the LLC Agreement as a Member holding Class A Units, Participant hereby agrees to execute a joinder agreement prepared by the Company or in such other form that is satisfactory to the Company, and to be bound by the terms of, and become a party to, the LLC Agreement and all schedules, annexes and exhibits thereto, as a Member holding Class A Units.

2. Investment Representations and Covenants of Participant.

(a) Interests Unregistered. Participant acknowledges and represents that Participant has been advised by the Company that:

(i) the Interests have not, and no offer or sale thereof has, been registered under the Securities Act;

(ii) the Interests must be held indefinitely unless the offer and sale of such Interests are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(iii) there is no established market for the Interests and it is not anticipated that there will be any public market for the Interests in the foreseeable future;

(iv) a restrictive legend in the form set forth below shall be placed on the certificates, if any, representing the Interests:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER, DATED AS OF DECEMBER 30, 2016, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(v) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests.

3. Additional Investment Representations. Participant represents and warrants that:

(a) The Interests to be issued to Participant will be received for Participant’s own account and not with a view to, or an intention of, distribution thereof in violation of the Securities Act or any applicable state securities law and the Interests will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(b) Participant understands that there are substantial restrictions on the transferability of the Interests, and, on the Grant Date and for an indefinite period following the Grant Date, there will be no public market for the Interests, and, accordingly, it may not be possible for Participant to liquidate Participant’s Interests in case of emergency, if at all;

(c) the terms hereof and in the Plan and the LLC Agreement provide that (x) if Participant materially breaches any agreement with any member of the Company Group or (y) if Participant’s employment with the Employer terminates for any reason, the Company and its Affiliates (and their respective designees) have the right to repurchase the Interests pursuant to the LLC Agreement at a price which may, under certain circumstances, be less than the fair market value thereof;

(d) Participant is sophisticated in financial matters and is able to evaluate the risks and benefits of accepting the grant of Interests and understands and has taken cognizance of all the risk factors related to the Interests;

(e) Other than as set forth herein, no representations or warranties have been made to Participant or Participant’s representatives concerning the Interests or the Company or any of its Subsidiaries or their prospects or other matters;

(f) Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Company’s organizational documents and the terms and conditions of the acquisition of the Interests and the Plan and to obtain any additional information which Participant deems necessary; and

(g) Participant has been given ample opportunity to consult with independent tax, legal, accounting and other advisors and counsels regarding Participant’s rights and obligations hereunder, the Plan and the LLC Agreement and intends for such terms to be binding upon and enforceable against Participant, all of which are hereby voluntarily and willingly agreed to by Participant.

4. Confidentiality, Developments, and Non-Disparagement.

(a) Confidential Information.

(i) Company Group Information. Participant acknowledges that, during the course of Participant’s employment with any member of the Company Group, Participant will have access to information about the Company Group and that Participant’s employment with any member of the Company Group shall bring Participant into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Participant agrees, at all times during the term of Participant’s employment with any member of the Company Group and at all times thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that Participant obtains or creates. Participant further agrees not to make copies of such Confidential Information except as authorized by the Company. Participant understands that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company Group wishes to maintain as confidential. Participant understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the technical data, trade secrets, or know-how of the Company Group, including, but not limited to, research, development or product plans, or other information regarding the products or services and markets of the Company Group, customer lists, and customers (including, but not limited to, customers of the Company Group on whom Participant called or with whom Participant may become acquainted during the term of Participant’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, drilling plans, acquisition strategies, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other property of the Company Group. Notwithstanding the foregoing, Confidential Information shall not include (A) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Participant or others who were under confidentiality obligations as to the item or items involved or (B) any information that Participant is required to disclose to, or by, any governmental or judicial authority.

(ii) Former Employer Information. Participant represents that Participant’s performance of all of any duties, responsibilities, and activities of employment, and Participant’s service as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Participant in confidence or trust prior or subsequent to the commencement of Participant’s employment with any member of the Company Group, and Participant will not disclose to any member of the Company Group, or induce any such Person to use, any developments, or confidential or proprietary information or material Participant may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

(b) Developments.

(i) Developments Retained and Licensed. Participant must provide to the Company an executed list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by Participant prior to the commencement of Participant’s employment (collectively referred to as “Prior Developments”), that belong solely to Participant or belong to Participant jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of the Company Group, and that are not assigned to the Company hereunder, or if no such list is provided, Participant represents that there are no such Prior Developments. If, during any period during which Participant performs or performed services for the Company Group both before or after the date of Participant’s commencement of employment (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, Participant incorporates (or has incorporated) into a Company Group product or process a Prior Development owned by Participant or in which Participant has an interest, Participant hereby grants the Company Group, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(ii) Assignment of Developments. Participant agrees that Participant will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company Group, all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Participant may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of the Company Group, or actual or demonstrably anticipated research or development of the Company Group; (ii) result from or relate to any work performed for the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of the Company Group, or any Confidential Information, or in consultation with personnel of the Company Group (collectively referred to as “Developments”). Participant further acknowledges that all Developments made by Participant (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which Participant is, in part, compensated by Participant’s salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Participant hereby assigns to the Company Group, or its designee, all Participant’s right, title, and interest throughout the world in and to any such Development.

(iii) Maintenance of Records. Participant agrees to keep and maintain adequate and current written records of all Developments made by Participant (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, or any other format. The records will be available to and remain the sole property of the Company Group at all times. Participant agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company Group.

(iv) Intellectual Property Rights. Participant agrees to assist the Company Group, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Participant further agrees that Participant’s obligation to execute or cause to be executed, when it is in Participant’s power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Participant for Participant’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Participant’s mental or physical incapacity or unavailability for any other reason to secure Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company Group as above, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact to act for and in Participant’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Participant. Participant hereby waives and irrevocably quitclaims to the Company Group any and all claims, of any nature whatsoever, that Participant now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company Group.

(c) Returning Company Group Documents. Participant agrees that, at the time of termination of Participant’s employment with any member of the Company Group or at any other time as requested by the Company, Participant will deliver to the Company (and will not keep in Participant’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Participant pursuant to Participant’s employment or otherwise belonging to the Company Group. Participant agrees further that any property situated on the Company Group’s premises and owned by the Company Group, including storage media, filing cabinets, and other work areas, is subject to inspection by personnel of the Company Group at any time with or without notice.

(d) Disclosure of Agreement. As long as it remains in effect, Participant will disclose the existence of these Terms and Conditions to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.

(e) Non-Disparagement. Participant agrees that as of Participant’s commencement of employment and at all times thereafter, Participant will not, and will cause each of Participant’s affiliates not to, make, publish, or communicate any disparaging or defamatory comments regarding the Company Group or their current or former directors, officers, members, partners, employees or direct or indirect owners in any respect or make any comments concerning any aspect of Participant’s relationship with the Company Group or any conduct or events which precipitated any termination of Participant’s employment from the Company Group.

5. Miscellaneous.

(a) Prior Awards. Participant acknowledges and agrees that the Award Letter, the Plan (including these Terms and Conditions) and the LLC Agreement supersede and replace any other prior awards of units or other equity interests that Participant received or was due to receive in connection with Participant’s prior employment for the businesses that were combined to constitute the Company’s business as of the Effective Date and that any such prior awards are null and void.

(b) Transfers to Employee Permitted Transferees. Subject to the transfer restrictions and other obligations set forth in the LLC Agreement, prior to the transfer of Interests to an Employee Permitted Transferee, Participant shall deliver to the Company a written agreement of the proposed transferee (i) evidencing such Person’s undertaking to be bound by the terms hereof and (ii) acknowledging that the Interests transferred to such Person will continue to be Interests for purposes of the Award in the hands of such Person. Any transfer or attempted transfer of Interests in violation hereof or the LLC Agreement or the Plan shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Interests as the owner of such Interests for any purpose.

(c) Recapitalizations, Exchanges, Etc., Affecting Interests. The provisions hereof shall apply, to the full extent set forth herein with respect to Interests, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Interests, by reason of any dividend payable in interests, issuance of interests, combination, recapitalization, reclassification, merger, consolidation or otherwise.

(d) Cooperation. Participant agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated hereby.

(e) Binding Effect. The provisions hereof shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights hereunder unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms hereof.

(f) Amendment; Waiver. The Company may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate these Terms and Conditions, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant.

(g) Governing Law. The Award and the terms related thereto shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any otherwise governing principles of conflicts of law. These Terms and Conditions shall not be construed or interpreted with any presumption against the Company by reason of the Company causing these Terms and Conditions to be drafted.

(h) Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to the Award, each of Participant and the Company unconditionally accepts the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, Participant agrees that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by applicable law, service of process may be made by delivery provided pursuant to the directions in Section 13(e) of the Plan. PARTICIPANT HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THE AWARD.

(i) Integration. These Terms and Conditions, the Award, the Plan and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. These Terms and Conditions supersede all prior agreements and understandings between the parties with respect to such subject matter.

(j) Counterparts. The Award Letter may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(k) Injunctive Relief. Participant and Participant’s Employee Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company Group irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Employer and the Company or any of their Affiliates or Subsidiaries shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of these Terms and Conditions and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

(l) Rights Cumulative; Waiver. The rights and remedies of Participant and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of these Terms and Conditions shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(m) Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees that Kirkland & Ellis LLP has served as counsel to CSL Capital Management, LLC and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to CSL Capital Management, LLC or the Company or any direct or indirect manager, member, partner, equityholder, officer, employee or affiliate of CSL Capital Management, LLC or the Company, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any affiliate thereof to consent to waive any conflict of interest arising from such representation.